Exhibit 3.50

ARTICLES OF INCORPORATION
OF
PROWLER INDUSTRIES, INC.

KNOW ALL MEN BY THESE PRESENTS:

That we, the undersigned, have this day voluntarily associated ourselves together for the purpose of forming a corporation under the laws of the State of California, and we hereby certify that:

One:  The name of this corporation is:

PROWLER INDUSTRIES, INC.

Two:  The purposes for which this corporation is formed are:

(a)        The specific business in which the corporation is primarily to engage is the manufacture and sale of travel trailers.

(b)       To manufacture, fabricate, assemble, to take, purchase and otherwise acquire, own, hold, use, sell, assign, transfer, exchange, lease and otherwise dispose of, and to invest, trade, deal in and deal with goods, wares and merchandise and supplies and all other personal property of every class and description.

(c)        To purchase, acquire, own, hold, use, lease (either as lessor or lessee), grant, sell, exchange, subdivide, mortgage, convey in trust, manage, improve, construct, operate and generally deal in any and all real estate, improved or unimproved, stores, office buildings, dwelling houses, apartment houses, hotels, manufacturing plants and other buildings, and any and all other property of every kind or description, real or personal and mixed, and wheresoever situated, either in California, other states of the United States, the District of Columbia, territories and colonies of the United States or foreign countries.

(d)       To acquire, by purchase or otherwise, the goodwill, business, property rights, franchises and assets of every kind, with or without undertaking, either wholly or in part, the liabilities of any person, firm, association or corporation; and to acquire any property or business as a going concern or otherwise (i) by purchase of the assets thereof wholly or in part, (ii) by acquisition of the shares or any part thereof, or (iii) in any other manner, and to pay for the same in cash or in shares or bonds or other evidences of indebtedness of this corporation, or otherwise; to hold, maintain and operate, or in any manner dispose of, the whole or any part of the goodwill, business, rights and property so acquired, and to conduct in any lawful manner the whole or any part of any business so acquired; and to exercise all the powers necessary or convenient in and about the management of such business.

(e)        To take, purchase and otherwise acquire, own, hold, use, sell, assign, transfer, exchange, lease, mortgage, convey in trust, pledge, hypothecate, grant licenses in respect of and otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, and governmental, state, territorial, county and municipal grants and concessions of every character which this corporation may deem advantageous in the prosecution of its business or in the maintenance, operation, development or extension of its properties.

(f)        To enter into, make, perform and carry out contracts of every kind for any lawful purpose without limit as to amount, with any person, firm, association or corporation, municipality, county, parish, state, territory, government or other municipal or governmental subdivision.

(g)       To become a partner (either general or limited, or both) and to enter into agreements of partnership, joint venture, or other arrangements for sharing profits and otherwise participating in any enterprise, with one or more other persons or corporations, for the purpose of carrying on any business whatsoever which this corporation may deem proper or convenient in connection with any of the purposes herein set forth or otherwise, or which may be calculated, directly or indirectly, to promote the interests of this corporation or to enhance the value of its property or business.

(h)       From time to time to apply for, purchase, acquire by assignment, transfer or otherwise, exercise, carry out and enjoy any benefit, right, privilege, prerogative or power conferred by, acquired under or granted by any statute, ordinance, order, license, power, authority, franchise, commission, right or privilege which any government or authority or governmental agency or corporation, or other public body, may be empowered to enact, make or grant; to pay for, aid in, and contribute toward carrying the same into effect, and to appropriate any of this corporation’s shares, bonds and/or assets to defray the costs, charges and expenses thereof.

(i)         To subscribe, or cause to be subscribed for, and to take, purchase and otherwise acquire, own, hold, use, sell, assign, transfer, exchange, distribute and otherwise dispose of, the whole or any part of the shares of the capital stock, bonds, coupons, mortgages, deeds of trust, debentures, securities, obligations, evidences of indebtedness, notes, goodwill, rights, assets and property of any and every kind, or any part thereof, of any other corporations, association or associations, firm or firms, or person or persons, together with shares, rights, units of interest in, or in respect of, any trust estate now or hereafter existing, and whether created by the laws of the State of California or of any other state, territory or country; and to operate, manage and control such properties, or any of them, either in the name of such other corporation or corporations or in the name of this corporation, and while the owner of any of said shares of capital stock, to exercise all the rights, powers and privileges of ownership of every kind and description, including the right to vote thereon, with power to designate some person or persons for that purpose from time to time, and to the same extent as natural persons might or could do.

(j)         To promote, or to aid in any manner financially or otherwise, any person, firm, corporation or association of which any shares of stock, bonds, notes, debentures or other securities or evidences of indebtedness are held, directly or indirectly, by this corporation; and for this purpose to guarantee the contracts, dividends, shares, bonds, debentures, notes and other obligations of such other persons, firms, corporations or associations; and to do any other acts or things designed to protect, preserve, improve or enhance the value of such shares, bonds, notes, debentures or other securities or evidences of indebtedness.

(k)        To borrow and lend money, but nothing herein contained shall be construed as authorizing the business of banking, or as including the business purposes of a commercial bank, savings bank or trust company.

(l)         To issue bonds, notes, debentures or other obligations of this corporation from time to time for any of the objects or purposes of this corporation, and to secure the same by mortgage, deed of trust, pledge or otherwise, or to issue the same unsecured; to purchase or otherwise acquire its own bonds, debentures or other evidences of its indebtedness or obligations; to purchase, hold, sell and transfer the shares of its own capital stock to the extent and in the manner provided by the laws of the State of California as the same are now in force, or may be hereafter amended.

(m)       To purchase, acquire, take, hold, own, use and enjoy, and to sell, lease, transfer, pledge, mortgage, convey, grant, assign or otherwise dispose of and, generally, to invest, trade, deal in and with oil royalties, mineral rights of all kinds, mineral bearing lands and hydrocarbon products of all kinds, oil, gas and mineral leases, and all rights and interests therein and, in general, products of the earth and deposits, both subsoil and surface, of every nature and description.

(n)       To carry on any business whatsoever, either as principal or as agent, or both, or as a partnership, which this corporation may deem proper or convenient in connection with any of the foregoing purposes or otherwise, or which may be calculated, directly or indirectly, to promote the interests of this corporation or to enhance the value of its property or business; to conduct its business in this state and other states; in the District of Columbia, in the territories and colonies of the United States, and in foreign countries.

(o)       To have and to exercise all the powers conferred by the laws of California upon corporations formed under the laws pursuant to and under which this corporation is formed, as such laws are now in effect or may at any time hereafter be amended.

The foregoing statement of purposes shall be construed as a statement of both purposes and powers, and the purposes and powers stated in each clause shall, except where otherwise expressed, be in nowise limited or restricted by reference to or inference from the terms or provisions of any other clause, but shall be regarded as independent purposes and powers.

Three:  The county in the State of California where the principal office for the transaction of the business of this corporation is to be located is Orange County.

Four:  This corporation is authorized to issue only one class of shares of stock.  The total number of said shares shall be 250.  The aggregate par value of all of said shares shall be twenty-five thousand dollars ($25,000), and the par value of each of said shares shall be one hundred dollars ($100).

Five:	(a)	The number of directors shall be four (4).

	(b)	The names and addresses of those who are appointed to act as the first directors of this corporation are:

Name	Address

Theodore B. Olson	634 South Spring Street Los Angeles, California 90014

Monte A. Krissman	634 South Spring Street Los Angeles, California 90014

Don J. Belcher	634 South Spring Street Los Angeles, California 90014

Bruce L. Gitelson	634 South Spring Street Los Angeles, California 90014

IN WITNESS WHEREOF, for the purpose of forming this corporation under the laws of the State of California, the undersigned, constituting the incorporators of this corporation, including the persons named hereinabove as the first directors of this corporation, have executed these Articles of Incorporation this 2nd day of December, 1965.

/s/ Theodore B. Olson
Theodore B. Olson

/s/ Monte A. Krissman
Monte A. Krissman

/s/ Don J. Belcher
Don J. Belcher

/s/ Bruce L. Gitelson
Bruce L. Gitelson

STATE OF CALIFORNIA	)
) ss.
COUNTY OF LOS ANGELES	)

On this 2nd day of December, 1965, before me, the undersigned Notary Public in and for said State, personally appeared Theodore B Olson, Monte A Krissman, Don J Belcher and Bruce L Gitelson, known to me to be the persons whose names are subscribed to the foregoing Articles of Incorporation, and acknowledged to me that they executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Alice A. Forsythe
ALICE A. FORSYTHE
My Commission Expires June 23, 1967
(NOTARIAL SEAL)